BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.

TRANSFER AGENCY AND SERVICES AGREEMENT

AGREEMENT made as of the 18th day of November, 2002, by and between the Bailard, Biehl & Kaiser Opportunity Fund Group, Inc., a Maryland corporation, with its principal office and place of business at 950 Tower Lane, Suite 1900, Foster City, CA 94404-2131 (the "Company"), and Forum Shareholder Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

WHEREAS, the Company offers shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Company and made subject to this Agreement in accordance with Section 12, being herein referred to as a "Fund," and collectively as the "Funds") and the Company may in the future offer shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Company in a Fund being herein referred to as a "Class," and collectively as the "Classes");

WHEREAS, the Company desires that Forum perform as the transfer agent and dividend disbursing agent for each Fund and Forum is willing to provide these services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Company and Forum hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a) The Company, on behalf of the Funds, hereby appoints Forum to act as, and Forum agrees to act as, (i) transfer agent for the authorized and issued shares of the Company representing interests in each Fund or Class thereof ("Shares"); (ii) dividend disbursing agent for each Fund and Class; and (iii) agent in connection with any accumulation, open-account or similar plans provided to the registered owners of Shares of any Fund or Class ("Shareholders") and set out in the currently effective prospectus and statement of additional information of the applicable Fund, including, without limitation, any periodic investment plan or periodic withdrawal program.

(b) In connection therewith, the Company has delivered to Forum copies of:

(i) the Company's Articles of Incorporation and Bylaws or other similar documents and all amendments thereto (the "Organizational Documents");

(ii) the Company's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement");

(iii) the Company's current prospectus and statement of additional information of each Fund or Class and any amendments or supplements thereto (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(iv) each current plan of distribution or similar document adopted by the Company under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Company ("Service Plan");

(v) all procedures adopted by the Company and any amendments or supplements thereto relating to the subject matter of this Agreement including the Company's anti-money laundering program ("Company Procedures");

(vi) a certified copy of the resolutions of the Board of Directors of the Company (the "Board") appointing Forum and authorizing the execution and delivery of this Agreement.

(c) In connection with Section (1)(a), Forum has delivered to the Company pertinent information concerning the professional liability insurance coverage it maintains. Such information shall include the identity of its insurance carrier(s), coverage levels and deductible amounts. Forum shall notify the Company within ten (10) days should any of its insurance coverage be canceled or reduced. Such notification shall include the date of the change and the reasons therefor. Forum shall notify the Company within ten (10) days of any material claims against it with respect to the types of services performed under this Agreement, whether or not such claims may be covered by insurance, and shall notify the Company, upon written request of the Company, of the total outstanding claims made by Forum under its insurance coverage.

SECTION 2. DUTIES OF FORUM

(a) Forum agrees that in accordance with any procedures established from time to time by agreement between the Company on behalf of each Fund or Class, as applicable, and Forum, Forum will perform the following services:

(i) provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including: (A) maintaining all Shareholder accounts, (B) preparing Shareholder meeting lists, (C) mailing proxies and related materials to Shareholders, (D) mailing Shareholder reports and prospectuses to current Shareholders, (E) withholding taxes on U.S. resident and non-resident alien accounts, (F) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders, (G) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (H) preparing and mailing activity statements for Shareholders, and (I) providing Shareholder account information;

(ii) receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the applicable Fund (the "Custodian");

(iii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iv) receive for acceptance redemption requests and deliver the appropriate documentation therefor to the Custodian;

(v) as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders;

(vi) effect transfers of Shares upon receipt of appropriate instructions from Shareholders;

(vii) prepare and transmit to Shareholders (or credit to the appropriate Shareholder accounts) payments for all distributions declared by the Company with respect to Shares;

(viii) issue share certificates and replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed upon receipt by Forum of indemnification satisfactory to Forum and protecting Forum and the Company and, at the option of Forum, issue replacement certificates in place of mutilated share certificates upon presentation thereof without requiring indemnification;

(ix) receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others commissions and service fees earned;

(x) track shareholder accounts by financial intermediary source and otherwise as reasonably requested by the Company and provide periodic reporting to the Company or its administrator or other agent;

(xi) maintain records of account for and provide reports and statements to the Company and Shareholders as to the foregoing;

(xii) record the issuance of Shares of the Company and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended ("1934 Act"), a record of the total number of Shares of the Company, and each Fund and each Class thereof, that are authorized, based upon data provided to it by the Company, and are issued and outstanding and provide the Company on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(xiii) provide a system which will enable the Company to calculate the total number of Shares of each Fund and Class thereof sold in each State;

(xiv) monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

(xv) oversee the activities of proxy solicitation firms; and

(xvi) monitor sales of Shares and, upon instruction from the Company, register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions.

(xvii) in accordance with the Company's obligations under all applicable anti-money laundering laws, regulations, rules and government guidance, including the Bank Secrecy Act ("BSA"), as amended by the USA PATRIOT Act of 2001 together with its implementing regulations and related governmental and self-regulatory organization rules and regulations (collectively, Anti-Money Laundering Laws"), maintain an anti-money laundering program ("Anti-Money Laundering Program") reasonably designed to ensure that the Company is in material compliance with the Anti-Money Laundering Laws and the Company's anti-money laundering program with respect to the services provided by Forum to the Company under the Agreement. Forum agrees to notify the Company of any change to the Anti-Money Laundering Program that may materially impact the Company's anti-money laundering program. It is contemplated that the Anti-Money Laundering Program as well as any anti-money laundering program of the Company will be amended from time to time, as additional regulations are adopted and/or regulatory guidance is provided relating to the Company's or Forum's anti-money laundering responsibilities. A listing of the services performed under the Anti-Money Laundering Program for the Company is included in Appendix B to this Agreement.

(b) Pursuant to mutually acceptable compensation and implementation agreements, Forum shall perform such other additional services as may be specified from time to time by the Company including:

(i) the receipt and tabulation of proxy votes and the coordination of the tabulation of proxy and shareholder meeting votes; and

(ii) act as a "Mutual Fund Services Member" for the Company. Fund/SERV and Networking are services sponsored by the National Securities Clearing Corporation ("NSCC") and as used herein have the meanings as set forth in the then current edition of NSCC Rules and Procedures published by NSCC or such other similar publication as may exist from time to time. Forum shall, on behalf of the Company, apply for and obtain and maintain a participant number for the Company. The Company shall create and maintain policies and procedures to ensure compliance by the Company with all NSCC rules and regulations in connection with transaction in the Shares over the FundSERV network ("Operational Plans"). Forum shall provide any input and assistance reasonably requested by the Company with respect to creation, maintenance and implementation of such Operational Plans. The Company shall respond promptly to all written requests by Forum for information about the current Operational Plans.

(c) Forum shall establish and maintain facilities and procedures reasonably acceptable to the Company for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. Forum shall establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of all records maintained by Forum pursuant to this Agreement.

(d) Forum shall cooperate with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

(e) Except with respect to Forum's duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Company assumes all responsibility for ensuring that the Company complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Company (including NSCC rules, if applicable). All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

SECTION 3. RECORDKEEPING

(a) Prior to the commencement of Forum's responsibilities under this Agreement, if applicable, the Company shall deliver or cause to be delivered to Forum (i) an accurate list of Shareholders of the Company, showing each Shareholder's address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Forum under this Agreement (collectively referred to as the "Materials"). The Company shall on behalf of each applicable Fund or Class indemnify and hold Forum harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any error, omission, inaccuracy or other deficiency of the Materials, or out of the failure of the Company to provide any portion of the Materials or to provide any information in the Company's possession or control reasonably needed by Forum to perform the services described in this Agreement.

(b) Forum shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law. To the extent required by Section 31 of the 1940 Act, and the rules thereunder, Forum agrees that all such records prepared or maintained by Forum relating to the services to be performed by Forum under this Agreement are the property of the Company and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Company on and in accordance with the Company's request. The Company and the Company's authorized representatives shall have access to Forum's records relating to the services to be performed under this Agreement at all times during Forum's normal business hours. Upon the reasonable request of the Company, copies of any such records shall be provided promptly by Forum to the Company or the Company's authorized representatives.

(c) Forum and the Company agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, as otherwise set forth in this Agreement or with the expressed consent of the other party hereto.

(d) The Company agrees to use its best efforts to notify Forum promptly regarding any known suspicious activities related to accounts of Shareholders. Forum agrees to notify the Company promptly regarding any detected suspicious activities pursuant to the Anti-Money Laundering Program.

(e) In case of any requests or demands for the inspection of the Shareholder records of the Company, Forum will notify the Company and endeavor to secure instructions from an authorized officer of the Company as to such inspection. Forum shall abide by the Company's instructions for granting or denying the inspection; provided, however, that Forum may grant the inspection without instructions if Forum is advised by counsel to Forum that failure to do so will result in liability to Forum. Without limiting the generality of the foregoing, Forum agrees to allow appropriate federal examiners to (i) obtain and inspect information and records maintained by Forum under this Agreement relating to the Company's anti-money laundering program and (ii) inspect Forum for purposes of the Company's anti-money laundering program.

SECTION 4. ISSUANCE AND TRANSFER OF SHARES

(a) Forum shall make original issues of Shares of each new Fund or Class in accordance with the Company's then current prospectus relating to such Fund or Class only upon receipt of (i) instructions requesting the issuance, (ii) a certified copy of a resolution of the Board authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Company's counsel as to the legality and validity of the issuance. If the opinion described in (iv) above is contingent upon a filing under Section 24(f) of the 1940 Act, the Company shall indemnify Forum for any liability arising from the failure of the Company to comply with that section or the rules thereunder.

(b) Transfers of Shares of each Fund and Class shall be registered on the Shareholder records maintained by Forum. In registering transfers of Shares, Forum may rely upon applicable law that, in the opinion of Forum's counsel, protect Forum and the Company from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.

SECTION 5. SHARE CERTIFICATES

(a) If applicable, the Company shall furnish or cause to be furnished to Forum a supply of blank share certificates of each Fund and Class and, from time to time, will renew such supply upon Forum's request. Blank share certificates shall be signed manually or by facsimile signatures of officers of the Company authorized to sign by the Organic Documents of the Company and, if required by the Organizational Documents, shall bear the Company's seal or a facsimile thereof. Unless otherwise directed by the Company, Forum may issue or register Share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Company.

(b) New Share certificates shall be issued by Forum upon surrender of outstanding Share certificates in the form deemed by Forum to be properly endorsed for transfer and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes. Forum shall forward Share certificates in "non-negotiable" form by first-class or registered mail, or by whatever means Forum deems equally reliable and expeditious. Forum shall not mail Share certificates in "negotiable" form unless requested in writing by the Company and fully indemnified by the Company to Forum's satisfaction.

(c) In the event that the Company informs Forum that a Fund or Class does not issue share certificates, Forum shall not issue any such share certificates and the provisions of this Agreement relating to share certificates shall not be applicable with respect to that Fund or Class.

SECTION 6. SHARE PURCHASES; ELIGIBILITY TO RECEIVE DISTRIBUTIONS

(a) Shares shall be issued in accordance with the terms of the Company Procedures and a Fund's or Class' Prospectus after Forum or its agent receives either:

(i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

(b) Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

(c) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the prospectus of the applicable Fund or Class:

(i) for a wire received, at the time of the receipt of the wire;

(ii) for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

(iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Forum is credited with Federal Funds with respect to that check.

SECTION 7. COMPENSATION AND EXPENSES

(a) For the services provided by Forum pursuant to this Agreement, the Company, on behalf of each Fund, agrees to pay Forum the fees set forth in Appendix C hereto. Fees will begin to accrue for each Fund or Class on the later of the date of this Agreement or the date of commencement of operations of the Fund or Class. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund or Class, the Company shall pay to Forum such compensation as shall be payable prior to the effective date of termination. The Company acknowledges that Forum may from time to time earn money on amounts in the deposit accounts maintained by Forum to service a Fund or Class (and other clients serviced by Forum).

(b) In connection with the services provided by Forum pursuant to this Agreement, the Company, on behalf of each Fund or Class, agrees to reimburse Forum for the expenses set forth in Appendix C hereto. In addition, the Company, on behalf of the applicable Fund or Class, shall reimburse Forum for all reasonable incurred expenses and employee time (at 150% of salary) attributable to any review of the Company's accounts and records by the Company's independent accountants or any regulatory body outside of routine and normal periodic reviews. Routine and normal periodic reviews by the Company's independent accountants or any regulatory body include reviews by the Company's independent accounts of the Company's accounts and records with respect to the Company's annual report(s) and routine (not for cause) periodic examinations of the Company by any regulatory body.

(c) All fees shall be payable monthly in advance on the first day of each calendar month for services to be performed during the following calendar month unless otherwise noted in Appendix C. If fees for a calendar month have been pre-paid but are subsequently adjusted due to fees beginning to accrue in the middle of a month or if the Agreement is terminated in its entirety or with respect to a Fund or Class, Forum will reimburse the Company the amount of fee overpaid. Reimbursements shall be payable as incurred. The Company, on behalf of the applicable Fund or Class, agrees to pay all fees and reimbursable expenses within fifteen (15) business days following receipt of the respective billing notice.

SECTION 8. REPRESENTATIONS AND WARRANTIES

(a) Forum represents and warrants to the Company that:

(i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) It is duly qualified to carry on its business in the State of Maine;

(iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v) It has access and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement and it has established and will maintain reasonable business continuity and disaster recovery procedures and systems;

(vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Forum, enforceable against Forum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii) It is registered and will continue to be registered as a transfer agent under Section 17A of the 1934 Act while this Agreement is in effect;

(viii) Forum shall comply in all material respects with all laws applicable to Forum such that the failure to comply with such laws would have a material adverse effect on Forum's in the performance of its services under this Agreement.

(b) The Company represents and warrants to Forum that:

(i) It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

(ii) It is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) It is an open-end management investment company registered under the 1940 Act;

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(vi) A registration statement under the Securities Act is currently effective and will remain effective, and, to date, appropriate State securities law filings have been made with respect to all Shares of the Funds and Classes of the Company being offered for sale;

(vii) The Company's current outstanding Shares are duly authorized and validly issued.

SECTION 9. PROPRIETARY INFORMATION

(a) The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Forum on databases under the control and ownership of Forum or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to Forum or the third party. The Company agrees to treat all Proprietary Information as proprietary to Forum and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

(b) Forum acknowledges that certain shareholder information made available by a Fund hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other federal or state privacy laws (as amended) and the rules and regulations promulgated thereunder (collectively, the "Privacy Laws"). Forum hereby agrees (i) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by law in the ordinary course of business, (ii) to limit access of such information to authorized personnel, (iii) to establish and maintain physical, electronic and procedural safeguards to protect such information and (iv) to cooperate with the Fund and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties.

SECTION 10. INDEMNIFICATION

(a) Forum shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Forum in writing. Forum shall use its best judgment and efforts in rendering the services described in this Agreement. Forum shall not be liable to the Company or any of the Company's shareholders for any action or inaction of Forum relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Forum's duties or obligations under this Agreement or by reason of Forum's reckless disregard of its duties and obligations under this Agreement; provided, however, that the negligence standard referred to above shall be gross negligence with respect to the following (collectively, "Exception Services"): any transactions required to be processed by Forum pursuant to this Agreement that (i) require Forum to use methods and procedures other than those usually employed by Forum to perform services under this Agreement or (ii) require more manual intervention by Forum, either in the entry of data or in the modification or amendment of reports generated by Forum's then-current software systems, than is usually required by funds similar to a Fund or Class.

(b) Forum shall not be responsible for, and the Company shall on behalf of each applicable Fund or Class thereof indemnify and hold Forum, its employees, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the 1934 Act ("Forum Indemnitees") harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

(i) all actions of Forum or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions (or omissions to act) are taken in good faith and without willful misfeasance, negligence (or gross negligence with respect to Exception Services) or reckless disregard by Forum of its duties and obligations under this Agreement;

(ii) the Company's lack of good faith or the Company's negligence or willful misconduct;

(iii) the reliance on or use by Forum or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Company or any other person or firm on behalf of the Company, including but not limited to any previous transfer agent or registrar;

(iv) the reasonable reliance on, or the carrying out by Forum or its agents or subcontractors of, any instructions or requests of the Company on behalf of the applicable Fund;

(v) the offer or sale of Shares in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any State that such Shares be registered in such State or in violation of any stop order or other determination or ruling by any federal agency or any State with respect to the offer or sale of such Shares in such State; provided, however, that the Company shall not be required to indemnify any Forum Indemnitee for any claim caused by Forum's failure to comply with the standard of care set forth in Section 10(a) with respect to the Fund's obligation under Section 2(a)(xvi); and

(vi) any material breach by the Company of its representations or warranties under this Agreement.

(c) Forum shall indemnify and hold the Company, each Fund or Class thereof and each director and officer thereof harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributed to any material breach by Forum of its representations or warranties under this Agreement or any action or failure or omission to act by Forum as a result of Forum's bad faith, willful misfeasance, negligence (or gross negligence with respect to Exception Services) or reckless disregard of its duties and obligations under this Agreement.

(d) At any time Forum may apply to any officer of the Company for instructions, and may consult with legal counsel to the Company or to Forum with respect to any matter arising in connection with the services to be performed by Forum under this Agreement, and, notwithstanding anything herein to the contrary, Forum and any Forum Indemnitee shall not be liable and shall be indemnified by the Company on behalf of the applicable Fund or Class for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. Forum, its agents and subcontractors shall be protected and indemnified in acting upon (i) any paper or document furnished by or on behalf of the Company, reasonably believed by Forum to be genuine and to have been signed by the proper person or persons, (ii) any instruction, information, data, records or documents provided to Forum or its agents or subcontractors by (A) electronic message, machine readable input, telex, CRT data entry or (B) other similar means authorized by the Company, and (iii) any authorization, instruction, approval, item or set of data, or information of any kind transmitted to Forum in person or by telephone, vocal telegram, electronic message or other electronic means, reasonably believed by Forum to be genuine and to have been given by the proper person or persons. Forum shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. Forum, its agents and subcontractors shall also be protected and indemnified in recognizing share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Company, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Company.

(e) If the Company has the ability to originate electronic instructions to Forum in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event Forum shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonable security procedures established by Forum from time to time and communicated to the Company.

(f) If, in the future, the Company authorizes Forum to act as a "Mutual Fund Services Member" for the Company, the Company shall indemnify and hold Forum harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly or indirectly out of or attributed to any action or failure or omission to act by NSCC.

(g) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

SECTION 11. EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective as between Forum and the Company on the date first above written, and shall become effective with respect to a Fund or a Class established after the effective date of the Agreement on the later of the date on which the Company's Registration Statement with respect to such Fund or Class becomes effective or the date of the commencement of operations of the Fund or Class.

(b) This Agreement shall continue in effect until terminated, either in its entirety or with respect to a Fund or Class, as applicable; provided, however, that its continuance shall be specifically approved or ratified with such frequency and in the manner required by applicable law.

(c) This Agreement may be terminated at any time, in its entirety or with respect to a Fund, without the payment of any penalty:

(i) with or without cause, by either party on at least ninety (90) days' written notice to the other party.

(ii) for cause, by the non-breaching party on at least thirty (30) days' written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to Forum, the failure by Forum to act consistently with the standard of care set forth in Section 10(a); provided, however, that (A) the termination notice shall describe the breach, and (B) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party prior to such date.

(iii) if the Company fails to settle any trade of Shares transacted over the FundServ network (a "settlement failure"), the Company shall, prior to one hour before the next settlement of Shares, (A) notify Forum about the settlement failure and (B) provide Forum with a description of the specific remedial and prospective actions proposed to be taken by the Company in order to remedy such settlement failure and avoid any settlement failures in the future (a "remediation plan"). If (A) the Company fails to notify Forum about a settlement failure on a timely basis and (B) the Company fails to deliver the remediation plan on a timely basis, or (C) the remediation plan is inadequate (in Forum's reasonable opinion), then, upon written notice to the Company, Forum may terminate the performance of any services rendered to the Company under Section 2(b)(ii) of this Agreement immediately and without penalty.

(iv) If Forum is or, in Forum's reasonable opinion, Forum may be the subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an "NSCC sanction") as a result of the activities of the Company or its respective agents, then Forum may, in its sole discretion, demand, in writing, that the Company provide Forum with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Company does not, within seven (7) days of such demand provide adequate assurances satisfactory to Forum in response to any NSCC sanction, then, upon written notice to the Company, Forum may terminate the performance of any services rendered to the Company under Section 2(b)(ii) of this Agreement immediately and without penalty.

(v) Notwithstanding the foregoing, Forum may terminate the performance of any services rendered to the Company under Section 2(b)(ii) of this Agreement immediately and without penalty upon written notice to the Company if Forum is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

(d) Upon notice of termination of this Agreement by either party, Forum shall promptly transfer to the successor transfer agent the original or copies of all books and records maintained by Forum under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out the successor transfer agent's responsibilities. Should the Company exercise its right to terminate this Agreement, the Company shall reimburse Forum for Forum's costs associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities ("Termination Costs"); provided, however, that, notwithstanding anything herein to the contrary, the Company shall have no obligation to reimburse Forum for such expenses and employee time if the Company has terminated this Agreement pursuant to clause (ii) of subsection (c) above. Forum and the Company agree that to cover Termination Costs, Forum shall receive an amount equal to the average monthly fees and expenses paid to Forum under this Agreement for the six full months preceding such termination. No Termination Costs will be assessed against the Company should Forum exercise its right to terminate this Agreement.

(e) The provisions of Sections 3(c),7, 9, 10 15 and 17(j) shall survive any termination of this Agreement.

SECTION 12. ADDITIONAL FUNDS AND CLASSES.

In the event that the Company establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement unless Forum or the Company shall elect not to make and such series or classes subject to this Agreement.

SECTION 13. ASSIGNMENT.

Neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party except as otherwise provided in this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Forum may, without further consent on the part of the Company, (i) assign this agreement to any affiliate of Forum or (ii) subcontract for the performance hereof with any entity, including an affiliate of Forum; provided however, that Forum shall be as fully responsible to the Company for the acts and omissions of any such affiliate or subcontractor assignee as Forum is for its own acts and omissions.

SECTION 14. FORCE MAJEURE

Forum shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails or any transportation medium, communication system or power supply. Forum shall use its best efforts to minimize the likelihood of damage, loss of data, delays or errors resulting from such circumstances. If any such damage, loss of data, delays or errors occur, Forum shall use its best efforts to mitigate the effects of such damage, loss of data or errors.

SECTION 15. LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY

The Directors of the Company and the shareholders of each Fund or Class sshall not be liable for any obligations of the Company or of any Fund or Class under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the applicable Fund or Class to which Forum's rights or claims relate in settlement of such rights or claims, and not to the Directors of the Company or the shareholders of the Fund or Class.

SECTION 16. TAXES

Forum shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Company or any Shareholder or any purchase of Shares, excluding taxes assessed against Forum for compensation received by it under this Agreement.

SECTION 17. MISCELLANEOUS

(a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(b) Except for Appendix A to add new Funds and Classes in accordance with Section 12, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Forum and Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i) Nothing contained in this Agreement is intended to or shall require Forum, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day as defined in to the Fund's prospectus. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

(j) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund and Class of the Company are separate and distinct from the assets and liabilities of each other Fund and Class and that no Fund or Class shall be liable or shall be charged for any debt, obligation or liability of any other Fund or Class, whether arising under this Agreement or otherwise.

(k) No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of Forum shall be liable at law or in equity for Forum's obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

BAILARD, BIEHL & KAISER
OPPORTUNITY FUND GROUP, INC.
By: /s/Barbara V. Bailey
Barbara V. Bailey
Treasurer

FORUM SHAREHOLDER SERVICES, LLC
By: /s/Lisa J. Weymouth
Lisa J. Weymouth
Director

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.

TRANSFER AGENCY AND SERVICES AGREEMENT

Appendix A

Funds of the Company:

Bailard, Biehl & Kaiser International Equity Fund

Bailard, Biehl & Kaiser Bond Opportunity Fund

Bailard, Biehl & Kaiser Enhanced Growth Fund

Bailard, Biehl & Kaiser Cognitive Value Fund

Classes of the Company:

None

BAILARD, BIEHL & KAISER
OPPORTUNITY FUND GROUP, INC.
By: /s/Barbara V. Bailey
Barbara V. Bailey
Treasurer

FORUM SHAREHOLDER SERVICES, LLC
By: /s/Lisa J. Weymouth
Lisa J. Weymouth
Director

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.

TRANSFER AGENCY AND SERVICES AGREEMENT

Appendix B

Anti-Money Laundering Services

(a) Verify shareholder identity upon opening new accounts in accordance with the Anti-Money Laundering Laws.

(b) Monitor Shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Company's anti-money laundering program and the Anti-Money Laundering Program.

(c) Submit all financial transactions through the Office of Foreign Asset Control ("OFAC") database and FinCEN's (formerly the Securities and Exchange Commission's) Control List.

(d) Follow the Company's third party check policies. Under no circumstance will Forum accept a corporate third party check.

(e) Place holds on transactions in Shareholder accounts or freeze assets in Shareholder accounts, as provided in the Company's anti-money laundering program and the Anti-Money Laundering Program in accordance with the Anti-Money Laundering Laws and OFAC.

(f) Maintain all records or other documentation related to Shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company's anti-money laundering program and the Anti-Money Laundering Program, and make the same available for inspection by (i) the Company's Anti-Money Laundering Compliance Officer, (ii) any auditor of the Company's anti-money laundering program or related procedures, policies or controls that has been designated by the Company in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Company's Anti-Money Laundering Compliance Officer.

Note: As concerns Networking Level III accounts and omnibus account, the anti-money laundering services performed by Forum are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the "Interim Final Rule").

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC.

TRANSFER AGENCY AND SERVICES AGREEMENT
Appendix C
Fees and Expenses

(i) Base fee:

    $1,500 per month/per CUSIP

(ii) Shareholder account fees:

    $1.50 per month/per direct shareholder account.
    $1.00 per month/per NSCC Networked Level 3 shareholder account.
    $0.25 per month/per closed shareholder account.

(iii) Internet and Blue Sky services fees:

    Shareholder and Intermediary Remote Inquiry/Trading/Account Opening provided at $500 per month per Fund.

    $65 per annum/per registration, permit or similar item ("Permit") for a Fund or Class in each State. (These fees shall be payable monthly in arrears as of the first day of each calendar month for those Permits (a) for which Forum has made the appropriate filing (for instance, a Form NF) during the prior calendar month or (b) whose annual anniversary or other renewal date has occurred during the prior calendar month.)

(iv) Out-Of-Pocket and Related Expenses

The Company, on behalf of the applicable Fund, shall reimburse Forum for all out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the cost of (or appropriate share of the cost of): (i) stock for statements, confirmations, applications, forms, certificates, checks, drafts, envelope and stationery, (ii) printing and clearing of checks and drafts, (iii) literature fulfillment, statement, confirmation, tax form and letter preparation, insertion, mailing and delivery, (iv) communications, including (if utilized) $500/month per telephone line plus $0.50 per call for voice response services, (v) NSCC Mutual Fund Service Member fees and expenses, (vi) fees and expenses of outside proxy solicitors and tabulators, (vii) record storage, imaging, microfilm and microfiche, (viii) reproduction, (ix) escheatment, (x) travel requested by the Company, (xi) blue sky fees and (xii) costs for money-laundering compliance software and services. In addition, any other expenses incurred by Forum with respect to compliance by the Company with any new laws or regulations that come into effect after the date of the Agreement, or incurred by Forum at the request or with the consent of the Company, will be reimbursed by the Company on behalf of the applicable Fund.